February 13, 2004

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Tom Nicholson	Scott E. Reed	Bob Denham
Senior Vice President	Sr. Exec. Vice President	Senior Vice President
Investor Relations	Chief Financial Officer	Public Relations
(336) 733-3058	(336) 733-3088	(910) 914-9073

BB&T’s corporate board votes to amend
expiration date of stockholder rights plan

           WINSTON-SALEM, N.C. — The Board of Directors of BB&T Corporation (NYSE: BBT) has voted to amend BB&T’s shareholder rights plan to accelerate the final expiration date of the purchase rights issued under the plan.

          Under the terms of the amendment, the purchase rights will now expire at the close of business March 1, 2004, rather than Dec. 31, 2006, as initially provided under the plan. The rights plan will terminate upon the expiration of the purchase rights.

          This action was taken in response to new corporate governance initiatives recommended by corporate governance rating organizations.

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